Exhibit 2.3

FORM OF TRANSITION SERVICES AGREEMENT

between

NEWS CORPORATION

and

NEW NEWS CORPORATION

Dated as of [•], 2013

TABLE OF CONTENTS

		Page

Article I

SERVICES

Section 1.1	Provision of Services	1
Section 1.2	Additional Services	2
Section 1.3	Term of Agreement and Services	3
Section 1.4	Subcontracting of Services	3
Section 1.5	Standard of Service	3
Section 1.6	Right to Decline Services	4
Section 1.7	Compensation and Other Payments	4
Section 1.8	Billing and Payment Terms	4
Section 1.9	Interruption of Services	5
Section 1.10	Supervision and Compensation	6
Section 1.11	Limited Remedy and Limitation of Damages	6

Article II

MUTUAL OBLIGATIONS; COVENANTS

Section 2.1	Providing Periodic Reports	7
Section 2.2	Means of Providing Services	7
Section 2.3	Consents; Further Assurances	7
Section 2.4	Cooperation	7

Article III

TAX MATTERS

Section 3.1	Service Taxes	8
Section 3.2	Limitation of Damages	8

Article IV

ACCESS TO INFORMATION AND PERSONNEL

Section 4.1	Access to Information	8
Section 4.2	Privilege	9

i

ii

Section 9.11	Counterparts	20
Section 9.12	Further Cooperation	20
Section 9.13	Amendment and Waiver	20
Section 9.14	Duly Authorized Signatories	20
Section 9.15	Waiver of Trial By Jury	20
Section 9.16	Title and Headings	20
Section 9.17	No Third Party Beneficiaries	20
Section 9.18	Successors and Assigns	21
Section 9.19	Certain Definitions	21

Exhibits

iii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2013 (the “Effective Date”), by and among News Corporation, a Delaware corporation (“Remainco”) and New Newscorp LLC, a Delaware limited liability company and a wholly owned subsidiary of Remainco (“New News Corporation,” and, together with Remainco, each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Remainco and New News Corporation have entered into a Separation and Distribution Agreement (the “Separation Agreement”) which sets forth, among other things, the terms of the separation, which shall occur in a series of transactions, by Remainco of its Separated Business, such that Remainco will own and conduct, directly and indirectly, the Remainco Business and New News Corporation will own and conduct, directly and indirectly, the Separated Business (such transactions, as may be amended or modified from time to time, the “Separation”);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and in order to ensure an orderly and expeditious transition following the Separation, each party desires that the other party provide, or cause its Affiliates or contractors to provide, certain transition services in exchange for the consideration stated in this Agreement and in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Remainco and New News Corporation have each determined that it is desirable to enter into this Agreement, which sets forth the terms of certain relationships and other agreements among Remainco and New News Corporation as set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Provision of Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party, as Service Provider, agrees to provide (or cause one of its Subsidiaries or Affiliates to provide) to the other Party (or to one of its Subsidiaries or Affiliates), as Service Recipient, in each case as applicable, those services described in the exhibits attached hereto (each an “Exhibit,” and each such Exhibit, together with the terms and conditions of this Agreement, a “Services Agreement”), each on and pursuant to the terms set forth therein (together, with the Additional Services (as defined in Section 1.2), the “Services”). The Services shall be specifically limited to those tasks described in the Exhibits to this Agreement unless specifically expanded by amendment to this Agreement; provided, however, that the Parties may mutually agree (in their respective sole discretion) to the provision of certain ad hoc services related to the Services through the issuance and acceptance of one or more work orders by the Parties.

(b) The Parties agree and acknowledge that the obligation to provide, and the right to receive, any Services (or portions thereof) may be assigned, allocated and/or contributed, in whole or in part, to any Affiliate(s) of the relevant Party. To the extent so assigned, allocated and/or contributed, the relevant Affiliate shall be deemed the relevant Service Provider or Service Recipient, as applicable, with respect to the relevant portion of such Services; provided that no assignment shall relieve the assigning Party of any of its obligations under this Agreement unless agreed to by the non-assigning Party.

(c) Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit, modify or limit Remainco’s ability to transfer or allocate assets and liabilities, as the case may be, to any entity in connection with, or in contemplation of, the Separation, the Separation Agreement, the Ancillary Agreements (other than this Agreement) or otherwise, and to the extent that any such transfer or allocation results in a change to which Party reasonably should be Service Provider and/or Service Recipient then the relevant Parties shall make such amendments, revisions or modifications to the Exhibits as are reasonably necessary to reflect the appropriate Service Provider and/or Service Recipient, as the case may be.

Section 1.2 Additional Services.

(a) From time to time during the Term (as defined in Section 1.3), a Service Recipient may find it desirable to request, in addition to the Services described in the applicable Exhibits, additional services to be made available to such Service Recipient by the applicable Service Provider (“Additional Services”). In the event that such Service Recipient makes a written request that a Service Provider provide Additional Services, Service Provider shall use commercially reasonable efforts to provide such Additional Services and the relevant Parties shall negotiate in good faith and execute amendments to the relevant Exhibits for such Additional Services that shall set forth the terms and conditions for the provision of such Additional Services, including, among other things, (a) the time period during which the Additional Services shall be provided, (b) a description of the Additional Services, and (c) the estimated charge for the Additional Services. A Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon an amendment to the relevant Exhibits being duly executed and delivered by the relevant Service Provider and the relevant Service Recipient.

(b) The Parties agree and acknowledge that any other transition or similar assistance that may be provided by a Party or its Affiliates to another Party or its Affiliates (but is not described in an Exhibit hereto and is not otherwise agreed to in writing pursuant to Section 1.2(a) or part of the terms of the Separation Agreement or any Ancillary Agreements) in connection with the Separation shall be deemed to be provided under this Agreement as Services (and therefore subject to the terms and conditions of this Agreement, including the exclusions of, and limitations on, liability), unless the Parties expressly agree in writing that such other transition or similar assistance is not governed by this Agreement. For the avoidance of doubt, the foregoing shall not require any Party to provide any transition or similar assistance that is not otherwise required under this Agreement.

Section 1.3 Term of Agreement and Services. The term of a Services Agreement shall commence upon the date or time set forth in the applicable Exhibit and, unless earlier terminated by the relevant Parties as provided herein, shall expire in accordance with the terms of such Services Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated by the relevant Parties as provided herein, shall expire upon the last day on which either Party is required to provide Services to any Service Recipient hereunder or under any other Service Agreement (the “Term”).

Section 1.4 Subcontracting of Services. Each Service Recipient under a Services Agreement acknowledges and agrees that the Service Provider (a) may have subcontracted, and may continue to subcontract, with unaffiliated third parties to provide services in connection with all or any portion of the Services to be provided under such Services Agreement (“Third Party Providers”) and (b) shall be entitled to, as it deems necessary and appropriate, employ the services of Third Party Providers to provide the Services that are, as of the date of this Agreement, provided by the Service Provider; provided, that the level of service remains materially consistent with the level of service previously provided to the Service Recipient in the 12 months prior to the Distribution To the extent provided, the Service Provider shall use commercially reasonable efforts to (i) cause such Third Party Provider to provide such Services under this Agreement and/or (ii) enable the Service Recipient to avail itself of such Services; provided, however, that if any such Third Party Provider shall thereafter become unable or unwilling to provide any such Services, the Service Provider shall notify the Service Recipient thereof in writing and shall use its commercially reasonable efforts to provide such Services or, after consultation with the Service Recipient, use its commercially reasonable efforts to determine an alternative manner in which such Services can best be provided; and provided, further, that except as provided in Section 6.4, nothing in the preceding sentence shall require the Service Provider or any of its Affiliates to commence any legal proceeding or other action in connection with its enforcement of its rights under any agreement with any Third Party Provider. Notwithstanding the foregoing, each Service Recipient to a Services Agreement acknowledges that any Services subcontracted to a Third Party Provider will be provided in accordance with the applicable Service Provider’s agreement with such Third Party Provider, subject to Section 1.5.

Section 1.5 Standard of Service. Each Service Provider agrees that in providing (or causing others to provide) the Services under any Services Agreement, it shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause each Affiliate or advisor and, to the extent practicable, any other third-party service provider to) at all times perform such Services: (i) (a) in a manner that is substantially similar in nature, quality, frequency and timeliness to the services provided in the twelve months prior to the Effective Date, (b) with the use of reasonable care, (c) in material compliance with applicable Laws and (d) with substantially the same priority under comparable circumstances as the Service Provider previously provided such services (it being understood, however, that in the event of any shortfall of capacity or resources to deliver the services, as between Service Provider and its Affiliates, on the one hand, and Service Recipient, on the other hand, provision or usage shall be reduced or allocated in a manner proportionate to the historical allocation of such provision or usage existing immediately prior to the applicable shortfall); and (ii) comply in all material respects with any applicable standards, procedures, policies, operating guidelines, practices and instructions specifically set forth in the Exhibits describing the relevant Services. In the event of a conflict between 1.5(a)(i) and 1.5(a)(ii), the standards of 1.5(a)(ii) shall govern. For any work performed on the premises of Service Recipient, Service Provider will use its commercially reasonable efforts to comply with the security, confidentiality, safety and health policies of Service Recipient, if any, to the extent the Service Recipient provides the Service Provider with such policies, in writing, in a reasonable period of time prior to the commencement of such Services. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if a Party to a Services Agreement fails to meet the standards required under this Section 1.5 because of the failure of the other Party to such Services Agreement to cooperate with or provide information or services to such Party as required under such Services Agreement.

Section 1.6 Right to Decline Services. Notwithstanding anything to the contrary contained in this Agreement or any Services Agreement, a Service Provider may decline to provide all or any part of any particular Services if it reasonably believes that the performance of its obligations relating thereto would violate any applicable law, regulation, judicial or administrative ruling or decision applicable to its business, but only (a) to the extent reasonably necessary for such Party to ensure compliance therewith, (b) after such Party has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (c) after such Party has delivered written notice to the Service Recipient specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such Party’s obligations.

Section 1.7 Compensation and Other Payments.

(a) Each Service Recipient under a Services Agreement agrees to pay the Service Provider under such Services Agreement (or, if the Service Provider so directs, to an Affiliate of the Service Provider) in accordance with Section 1.8, an amount equal to the amounts set forth in the relevant Services Agreement (the “Service Recipient Payables”).

(b) Each Service Recipient shall reimburse the Service Provider for reasonable out-of-pocket costs and expenses incurred by the Service Provider or any of its Affiliates in connection with providing the applicable Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not already included in the Service Recipient Payables for such Services; provided, however, that any such cost or expense not consistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Service Recipient. To the extent not included in the Service Recipient Payables relating to any Services, the reasonable out-of-pocket costs and expenses incurred by Service Provider will be billed in the month after they are incurred.

Section 1.8 Billing and Payment Terms.

(a) The Parties under this Agreement or a Services Agreement (or, if applicable, their respective Affiliates) agree to pay the applicable payee Party, or if such payee Party so directs, an Affiliate of such payee Party, in accordance with, and subject to, the billing and payment terms set forth in this Agreement or such Services Agreement, as applicable. The

Parties agree that payments will be billed in advance on a monthly schedule, as set forth in this Section 1.8(a), unless otherwise agreed to in writing by the Parties. The initial invoices under this Agreement or the applicable Services Agreements will be delivered by each payee Party to each payor Party on July 1, 2013 and will be due and payable by the payor Party July 15, 2013. Thereafter, on the fifteenth (15th) of each month following the Effective Date, or the effective date of an applicable Services Agreement, each payee Party to this Agreement or such Services Agreement, as applicable, shall provide each applicable payor Party to this Agreement or such Services Agreement, as applicable, with invoices detailing the charges for all amounts due by such payor Party to such payee Party under this Agreement or such Services Agreement, as applicable, (where practicable, the Parties shall provide a single invoice that includes the amounts due under all Services Agreements) and each Party shall pay such invoices by the fifteenth (15th) day of each month following the receipt of such invoice. Except as set forth in any Exhibit or agreed in writing by the Parties, the Parties shall net each monthly invoice against each other and the Party with the outstanding payment balance shall pay or cause to be paid any amounts owed as a result of such netting. Amounts not paid in accordance with this Section 1.8(a) within thirty (30) days after receipt of such invoice shall accumulate interest at a rate per annum equal to the then applicable Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower) (such rate being referred to herein as the “Interest Rate”). Upon the termination of the Services, the payee Party will invoice the payor Party for Services incurred or other applicable charges since the last invoice in accordance with the terms and conditions set forth in this Agreement or the applicable Services Agreement.

(b) Each applicable payor Party shall promptly notify the applicable payee Party in writing of any amounts billed to it that are in dispute; provided, that no such dispute and notice shall relieve such payor Party from paying, nor may such payor Party withhold, any amounts owed to the payee Party pursuant to Section 1.8(a); except that the payor Party may withhold payments for third party pass-through charges, solely to the extent permitted by the applicable third-party agreement, upon notice to the payee Party (similarly, the payee Party shall continue to perform its obligations that are in dispute (including the provision of Services), pursuant to Section 9.7). Upon receipt of such notice, the applicable payee Party will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with such payor Party. In the event that the relevant Parties mutually agree that any amount that was paid by such payor Party was not properly owed, the payee Party will refund that amount plus interest (accumulating from the original due date for such amount at the Interest Rate) to such payor Party within thirty (30) days after receipt of such notice (or, alternatively, the payee Party may deduct the dollar amount from the next invoice submitted to such payor Party). In the event agreement is not reached by the relevant Parties within thirty (30) days after receipt of the notice referred to above, the matter shall be referred to resolution in accordance with Section 9.7.

Section 1.9 Interruption of Services.

(a) Except as otherwise provided herein, each Service Provider will use its commercially reasonable efforts to provide uninterrupted Services to the Service Recipient through the Term. In the event, however, that any such Service Provider, or its respective suppliers or subcontractors are wholly or partially prevented from providing a Service or Services to a Service Recipient or if a Service or Services are interrupted or suspended, in either case by reason of any force majeure event set forth in Section 9.1, or the Service Provider shall deem it reasonably necessary to suspend delivery of a Service hereunder for purposes of maintenance, repair or replacement of equipment parts or structures, the Service Provider shall not be obligated to deliver such Service during such periods; provided, that the Service Provider: (i) has given, whenever possible, reasonable written notice of the interruption in accordance with Section 9.6 within a reasonable period of time, explaining the reason, purpose and likely duration thereof; and (ii) used commercially reasonable efforts to minimize the duration and impact of the interruption. If such interruption of Services has a more than minimal negative impact on any material aspect of a Service Recipient’s business and the applicable Service Provider cannot readily and materially reinstate the Service involved, such Service Provider will use its commercially reasonable efforts to assist any such Service Recipient in securing alternative services to try to minimize such negative impact on such Service Recipient.

(b) Each Party shall promptly notify the other Party under a Services Agreement of any event or circumstance of which such Party or any of its representatives has knowledge that would or would be reasonably likely to cause a disruption in any Services under such Services Agreement.

Section 1.10 Supervision and Compensation; Staffing of Personnel. Each Service Provider shall select, employ, pay, supervise, direct and discharge all the personnel providing Services for it, which personnel will be instructed by such Service Provider to perform Services in a timely, efficient and workmanlike manner. Each Service Provider shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for such Service Provider personnel assigned to perform Services for it under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law.

Section 1.11 Limited Remedy and Limitation of Damages.

(a) Limited Remedy. In the event that any Service Provider materially fails to perform any Service in breach of this Agreement (including any Services Agreement), then at the Service Recipient’s request, the Service Provider shall use commercially reasonable efforts to re-perform such Service as soon as reasonably practicable, with the same degree of care used in correcting a failure of a similar service for itself, at no cost to the Service Recipient. The Service Provider shall have no obligation to recreate any lost or destroyed data, but will provide such data to Service Recipient to the extent the same is re-created through such re-performance of Services. Except for any such failure to perform that results in a claim for indemnification under Article VI and subject to the provisions thereof, the foregoing in this Section 1.11(a) sets forth the Service Recipient’s sole and exclusive remedy, and the Service Provider’s sole and exclusive liability and obligation, with respect to the performance (or nonperformance) of Services under any Services Agreement, except for such specific performance or other equitable remedy that may be awarded by a court of competent jurisdiction.

(b) EACH SERVICE RECIPIENT ACKNOWLEDGES THAT (I) EACH SERVICE PROVIDER IS NOT A COMMERCIAL PROVIDER OF THE SERVICES PROVIDED HEREIN AND IS PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT COST TO SERVICE RECIPIENT PARTIES IN CONNECTION WITH THE

SEPARATION; AND (II) THIS AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE THE APPLICABLE SERVICE PROVIDER MANAGE AND OPERATE THE REMAINCO BUSINESS OR SEPARATED BUSINESS, AS APPLICABLE, IN LIEU OF THE APPLICABLE SERVICE RECIPIENT. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

ARTICLE II

MUTUAL OBLIGATIONS; COVENANTS

Section 2.1 Providing Periodic Reports. Each Party, in its capacity as Service Provider, will provide (or cause an Affiliate of such Party to provide), upon reasonable written notice, such periodic reports with respect to the Services it provides under a Services Agreement as is reasonably requested by a Service Recipient receiving such Services, including such reports as are specified in the relevant Exhibits.

Section 2.2 Means of Providing Services. With respect to any particular Service to be provided under a Services Agreement, the Service Provider, shall, unless otherwise specified in this Agreement or the Exhibits, determine the means and resources used to provide such Service in accordance with its prudent business judgments.

Section 2.3 Consents; Further Assurances.

(a) The Parties shall reasonably cooperate and use commercially reasonable efforts to obtain all third party consents, licenses and other agreements necessary for the provision of the Services. In the event that any consent, license or other agreement under this Section 2.3 cannot be obtained despite the Parties’ commercially reasonable efforts, then (i) the Party first ascertaining that such consent, license or other agreement will not be granted by the applicable third party shall immediately notify all other affected Parties, and the Service Provider shall as soon as practicable notify the Service Recipient in reasonable detail the nature of the applicable exposure and of any proposed resulting modification in the Services, (ii) the Parties shall cooperate and assist the affected Service Recipients in obtaining alternative arrangements, (iii) the Service Provider shall continue to provide the Services to the extent reasonably practicable under such circumstances, and (iv) the affected Parties shall use commercially reasonable efforts to reduce the amount and/or effect of disruption caused by any such failure to obtain such consent, license or other agreement.

(b) Each Party shall execute and deliver such further documents and take such other actions as may be reasonably requested of it by the other Party in order to effect or enable the provision of the Services contemplated hereunder. In addition, each Party shall cause its Affiliates who provide Services pursuant to any Exhibits, to perform their obligations in accordance with this Agreement and the Exhibits, including, all payment obligations hereunder and thereunder, and shall remain liable for the failure of its Affiliates to so perform.

Section 2.4 Cooperation. During the Term, the Parties shall, and shall cause each of their respective Affiliates and each of the foregoing entities’ respective agents, auditors and representatives to, cooperate with each other in good faith (i) in the performance of the Services and the Parties’ respective obligations under this Agreement, (ii) to facilitate an orderly and efficient transition of services, processes and functions that were shared by the Parties and their respective Affiliates prior to the Separation, in each case in a manner consistent with the intent of this Agreement and without undue burden on any Party, (iii) to provide knowledge transfer regarding the Remainco Business or the Separated Business, as applicable, including with respect to tax and regulatory matters and historical journal entries and (iv) to reasonably assist the other Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing or expressly set forth in this Agreement or any Ancillary Agreement, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 2.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with the operation of any Party’s business or with any Party’s employees’ normal functions and duties.

ARTICLE III

TAX MATTERS

Section 3.1 Service Taxes. Each Party in its capacity as Service Recipient shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against the relevant Parties on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional Services, received by any applicable Service Recipient or any of its Affiliates from any Service Provider or any of its Affiliates pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under applicable law (or, in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), each Service Provider shall invoice the Service Recipient for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to such Service Provider

Section 3.2 Limitation of Damages. Notwithstanding anything to the contrary contained in a Services Agreement, each Service Provider shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of the Service Recipient or any of its Affiliates, except to the extent that such claim arises from the willful misconduct or gross negligence of such Service Provider.

ARTICLE IV

ACCESS TO INFORMATION AND PERSONNEL

Section 4.1 Access to Information. Subject to the confidentiality provisions set forth in Article V below and any other restrictions contained in this Agreement, each Party shall, and shall cause their respective Affiliates to, provide, upon written request, any information within such Party’s, or their respective Affiliates’, possession, and access to such Party’s relevant management and employees, that the requesting Party reasonably needs in connection with Services being provided by or to such requesting Party (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) to comply with such requesting Party’s obligations under this Agreement.

Section 4.2 Privilege. The Parties recognize that legal and other professional services have been and will be provided prior to and following the Effective Date that were or will be rendered for the collective benefit of each of the Parties to this Agreement. The Parties agree that their respective rights with respect to all privileged information in connection with such services shall be governed by Section 6.08 of the Separation Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Information.

(a) Each Party may from time to time disclose Confidential Information to another Party (both orally and in writing) to the extent necessary to carry out their obligations or exercise their rights under this Agreement and the Exhibits, including with respect to Services.

(b) Each receiving Party agrees to treat all Confidential Information provided by any disclosing Party pursuant to this Agreement and any Exhibits as proprietary and confidential to the disclosing Party, and the receiving Party shall not (without the prior written consent of the disclosing Party) disclose or permit disclosure of such Confidential Information to any third party; provided, that the receiving Party may disclose, on a need-to-know basis, such Confidential Information to (i) its Third Party Providers or to its Affiliates who are subject to non-disclosure obligations in favor of the receiving Party and/or (ii) its current employees, officers, or directors, or legal representatives. The receiving Party shall use the disclosing Party’s Confidential Information solely for the purpose of fulfilling its obligations and exercising its rights under this Agreement and the Exhibits.

(c) Notwithstanding this Section 5.1, the Parties acknowledge and agree that information shall not be deemed Confidential Information, and the receiving Party shall have no confidentiality, non-use or nondisclosure obligation with respect to any such information to the extent that it: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party or its Affiliates hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party. The Parties further acknowledge and agree that Confidential Information may be disclosed pursuant to the lawful requirement or order of a court or governmental agency; provided, that upon the receiving Party’s request for such a disclosure, the receiving Party gives prompt written notice thereof to the disclosing Party (unless such notice is not possible under the circumstances, and in such event, such notice shall be provided as promptly as possible thereafter) so that the disclosing Party may have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy.

(d) All Confidential Information transmitted or disclosed hereunder will be and remain the property of the disclosing Party, and the receiving Party shall (at the disclosing Party’s election) promptly destroy or return to the disclosing Party, as directed by the disclosing Party, any and all copies thereof upon termination or expiration of this Agreement and/or the applicable Exhibit, or upon the written request of the disclosing Party, to the extent such destruction or return does not affect the ability of the receiving Party to perform any Services required hereunder; except, that the receiving Party is not obligated to return or destroy copies of Confidential Information that are required to be maintained by applicable law or regulation or such Party’s bona fide business management policies as in effect as of the date such request for return or destruction is received. Upon the request of the disclosing Party, the receiving Party shall certify any such destruction in writing.

Section 5.2 Ownership of Assets.

(a) License to Service Provider. Subject to the terms and conditions of this Agreement and any applicable Third Party Provider agreements pursuant to which Service Recipient or its Affiliates obtain rights to Intellectual Property or data, Service Recipient hereby grants, on behalf of itself and its Affiliates, to Service Provider and its Affiliates, a non-exclusive, non-sublicensable (other than to Third Party Providers, but solely to enable such Third Party Providers to provide such Services), non-transferable (except as set forth herein), royalty-free, worldwide license, during the Term, to use and otherwise exploit (including the right to make derivative works thereof) such Intellectual Property and data that is owned or licensed from third parties by Service Recipient or its Affiliates and reasonably necessary for performance of the Services (or any other obligations under this Agreement) by Service Provider, its Affiliates or Third Party Providers, solely for the purpose of performing the Services (or any other obligations under this Agreement).

(b) License to Service Recipient. Subject to the terms and conditions of this Agreement and any applicable third party agreements pursuant to which Service Provider or its Affiliates obtain rights to Intellectual Property or data, Service Provider hereby grants, on behalf of itself and its Affiliates, to Service Recipient and its Affiliates, a perpetual, non-exclusive, non-sublicensable (other than to third parties for use on Service Recipient’s or its Affiliates’ behalf), non-transferable (except as set forth herein), royalty-free, worldwide license to use and otherwise exploit (including the right to make derivative works thereof) such Intellectual Property and data that is owned or licensed from third parties by Service Recipient or its Affiliates and reasonably necessary for receipt or use of the Services or the results thereof by Service Recipient or its Affiliates, solely for the purpose of receiving or using the Services or the results thereof in the operation of the Separated Business, with respect to New News Corporation as Service Recipient, or the Remainco Business, with respect to Remainco as Service Recipient.

(c) Ownership of Data and Intellectual Property. Except for the licenses granted pursuant to Sections 5.2(a) and (b) and except as set forth in the subsequent sentences in this Section 5.2(c), as between Service Provider and its Affiliates, on the one hand, and Service Recipient and its Affiliates, on the other hand, each Party and its Affiliates shall retain and shall be the sole and exclusive owner of all right, title and interest in and to its Intellectual Property used in connection with the Services, including, with respect to Service Provider and its Affiliates, any Intellectual Property created by Service Provider, its Affiliates or any Third Party Provider in providing the Services, and no implied licenses of any kind are granted by either Party in connection herewith. Notwithstanding the foregoing sentence, all Intellectual Property created or developed by Service Provider pursuant to the Services (i) that solely relates to the Separated Business, with respect to New News Corporation as Service Recipient, or the Remainco Business, with respect to Remainco as Service Recipient, shall be owned by Service Recipient, and (ii) that relates to both the Separated Business and the Remainco Business, shall be owned by Service Provider and Service Recipient jointly, without any obligation to account to the other for any fees, royalties, profits or other proceeds resulting from any sale, license or other commercial exploitation of such jointly owned Intellectual Property and without any requirement to obtain the consent of the other party to use or otherwise exploit such Intellectual Property in any manner. All data generated by Service Provider, its Affiliates or any Third Party Provider pursuant to a Service and on behalf of Service Recipient or its Affiliates will be owned by the Service Recipient or such Affiliate. To the extent that any right, title or interest in or to any Intellectual Property or data vests in a Party or its Affiliates, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (on behalf of itself and its Affiliates) shall, and hereby does, perpetually and irrevocably assign to the other relevant Party or its designated Affiliate any and all such right, title, and interest throughout the world in and to such Intellectual Property and data, without the need for any further action by either Party or either Party’s Affiliates. With respect to any Intellectual Property that is jointly owned by Service Provider and Service Recipient, each Party shall (and shall cause its respective Affiliates to) execute and deliver such further documents and take such other actions as may be reasonably requested by the other Party, at such other Party’s cost, in connection with the securing, establishing, maintaining, perfecting, protecting, enforcing or defending of such Party’s rights in such jointly-owned Intellectual Property, including appearing as a party in an action or proceeding if the appearance of such Person is required for such Party’s standing to sue.

(d) Additional Terms Regarding Data. To the extent reasonably required by Service Provider, Service Recipient shall (and shall cause its Affiliates to) execute a written agreement with Service Provider, its Affiliates or a Third Party Provider that is sufficient to comply with applicable Law relating to data protection and privacy. Notwithstanding anything to the contrary herein, to the extent that access to, and/or any license to use, the Service Provider’s, its Affiliates’ or any Third Party Provider’s data products [set forth on Exhibit [•]] are provided hereunder, such access and/or license shall be subject to the Service Provider’s standard terms and conditions of use that are applicable to third parties (other than with respect to payment terms, which are set forth in this Agreement).

(e) Other Assets. Except as otherwise noted in this Section 5.2, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party hereto, any of its Affiliates or any relevant Third Party Provider shall remain the property of such Party or its Affiliates and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Party, its Affiliates or such third party.

ARTICLE VI

DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 6.1 Disclaimer of Warranties. The Parties acknowledge and agree that, except as expressly set forth in this Agreement, the Services are to be provided as-is, and the Service Recipients assume all risk and liability arising from or relating to their use and reliance upon the Services. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED OR RECEIVED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF SUCH SERVICES FOR A PARTICULAR PURPOSE) BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT).

Section 6.2 Limitation of Consequential Damages. NO PARTY (OR ANY OF ITS AFFILIATES OR RELATED PARTIES) SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY, SUCH OTHER PARTY’S AFFILIATES OR RELATED PARTIES OR ANY OTHER THIRD PARTIES FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT), INCLUDING THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE) OR ANY OTHER LEGAL OR EQUITABLE THEORY, REGARDLESS OF WHETHER SUCH DAMAGES WERE OR ARE FORESEEABLE OR ANY SUCH PARTY WAS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

Section 6.3 Liability Cap.

(a) Notwithstanding anything in this Agreement (including any Services Agreement) to the contrary, to the maximum extent permitted by law, the aggregate liability of each Party (including its Related Parties) arising out of or in connection with any Services Agreement shall under no circumstances exceed the “liability cap” (where “liability cap” means, for each Services Agreement, the total aggregate service charges paid by Service Recipient to Service Provider (excluding any third-party cost or expenses) for services under such Services Agreement); provided that a Service Recipient’s obligation to pay the applicable services fees hereunder or under a Services Agreement shall not be affected by the foregoing “liability cap” in this Section 6.3(a); provided further, that the “liability cap” shall not apply if and to the extent that the Losses incurred by Service Recipient are otherwise indemnifiable under this Agreement and are incurred as a direct result of Service Recipient’s contracting a third party, after reasonable notice to the Service Provider under the circumstances, to replace any Services to be provided under this Agreement or any Services Agreement as a direct result of Service Provider’s failure to provide such Services as required under the terms of this Agreement or any Services Agreement.

(b) The Parties acknowledge and agree that the limitations specified in this Section 6.3 will survive and apply even if any limited or sole remedy specified in this Agreement (including any Services Agreement) is found to have failed of its essential purpose.

Section 6.4 Third Party Vendors.

(a) In no event will any Party be liable for the products and services of any third party licensors, contractors, outsourcers or other vendors, including Third Party Providers, except to the extent for which such Party is otherwise liable under this Agreement.

(b) Notwithstanding anything in this Agreement (including any Services Agreement) to the contrary, with respect to any such third party licensors, subcontractors, outsourcers or other vendors, including Third Party Providers, the Parties agree to reasonably and diligently cooperate to pass through to each Service Recipient, to the extent permitted by the applicable contracts, the benefit of any indemnities, representations and warranties under the applicable contracts with such Third Party Providers. Upon request, the Service Provider agrees at its option to either (i) enforce its rights under such contracts, or (ii) grant to the Service Recipient rights of subrogation, to the extent permitted under the applicable contract(s), so that the Service Recipient may directly enforce the applicable contract(s) against the applicable vendor. The Service Provider will under no circumstances be responsible for any failure by any Third Party Provider to provide any remedies to which the Service Provider and the Service Recipient are entitled from the applicable vendors. The Service Recipient will be responsible for its own costs and the cost incurred by the Service Provider in seeking or enforcing any rights or remedies with respect to any such vendors for the benefit of Service Recipient.

Section 6.5 Mixed Contracts Limitation. Notwithstanding anything in this Agreement (including any Services Agreement) to the contrary, nothing in this Agreement (including any Services Agreement) is intended to supersede the Separation Agreement with respect to the Parties’ liability for Mixed Contracts. In the event of any conflict between this Agreement and the Separation Agreement with respect to Mixed Contracts, the Separation Agreement shall control.

Section 6.6 Indemnification by Service Recipient. Subject to Sections 6.2 and 6.3, the Service Recipient hereunder shall indemnify, defend and hold harmless the Service Provider, each Third Party Provider, each of their respective Affiliates and representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Provider Indemnitees”), from and against any and all Losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of or resulting from (a) any breach of the Service Recipient’s representations or warranties set forth in this Agreement and (b) any third party claim relating to, arising out of or resulting from the Service Provider or any third party providing Services hereunder furnishing or failing to furnish the Services provided for in this Agreement or performing any of its covenants hereunder, other than claims arising out of the negligence, fraud, bad faith, gross negligence or willful misconduct of the Service Provider or any such Third Party Provider.

Section 6.7 Indemnification by Service Provider. Subject to Sections 6.2 and 6.3, the Service Provider hereunder shall indemnify, defend and hold harmless the Service Recipient, its Affiliates and representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Recipient Indemnitees”) from and against any and all Losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of or resulting from (a) any breach of the Service Provider’s representations or warranties set forth in this Agreement and (b) any negligence, fraud, bad faith, gross negligence or willful misconduct of the Service Provider in performing its covenants hereunder or with respect to any third party providing Services hereunder in the performance of the Services, including any third party claim relating to, arising out of or resulting from the negligence, fraud, bad faith, gross negligence or willful misconduct of the Service Provider or any third party providing Services hereunder. Notwithstanding anything to the contrary herein, Service Provider shall not be obligated to indemnify any Service Recipient Indemnitee for any actions giving rise to indemnification hereunder if such actions were consistent with the manner in which the Separated Business or Remainco Business, as applicable, was operated prior to the Distribution.

Section 6.8 Indemnification Procedures. All claims for indemnification under this Agreement will be made in accordance with the procedures as set forth in Article IV of the Separation Agreement.

Section 6.9 Mitigation. The Parties will, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize damages, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with is obligations under this Agreement.

Section 6.10 Exclusive Remedy. Except for the right of reperformance or any entitlement to specific performance or other equitable remedy, each solely as contemplated by Section 1.11(a), the remedies provided in this Article VI shall be deemed the sole and exclusive remedies of the parties, from and after the Effective Date, with respect to the subject matters of the indemnification provisions of this Article VI, and the parties each hereby waive to the extent permitted by applicable law any other remedy, to which they or any other Party are entitled to indemnification hereunder may have at law or in equity with respect thereto.

ARTICLE VII

OTHER PROVISIONS

Section 7.1 Records. Each Service Provider agrees to maintain accurate records arising from or related to any Services provided under any Services Agreement, including accounting records (which shall also be at least sufficient to permit a proper audit to demonstrate compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (a “404 Audit”)) and documentation produced in connection with the rendering of any Services. Each Service Provider’s accounting records and as appropriate, other records, shall be reasonably sufficient to permit the computation and verification of all payments due hereunder.

Section 7.2 Inspection Rights. During the Term and for sixty (60) days thereafter, each Service Provider shall, upon twenty (20) days’ prior written notice from the Service Recipient, permit such Service Recipient or its authorized representatives to inspect and audit such Service Provider’s records relating to the Services during regular business hours; provided, that the Service Recipient shall comply with the Service Provider’s reasonable security and safety procedures as such procedures are communicated to such Service Recipient, that such inspection and audit will not unreasonably interfere with any of the business or operations of the Service Provider and that any expenses (including relating to copying) in connection the inspection or audit shall be the sole obligation of such Service Recipients.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated by mutual written consent of each Party (such termination shall also terminate all Service Agreements hereunder between such Parties), and any Services Agreement may be terminated (x) by mutual written agreement of the Parties to such Services Agreement, (y) as may be set forth in the applicable Exhibit or (z) by any Party to a Services Agreement (a “Non-Defaulting Party”) upon written notice to one or more of the other relevant Parties to such Services Agreement if:

(i) the other Party fails in any material respect to perform its obligations under or breaches in any material respect this Agreement or the applicable Services Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within sixty (60) days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or breach is not cured within sixty (60) days of such notice. For the avoidance of doubt, the foregoing shall not limit any rights of a payee Party under Section 1.8(b); or

(ii) the other Party makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

(b) Any Service or Services provided hereunder may be terminated by a Service Provider upon written notice to the relevant Service Recipient(s) of such Service or Services if performance of any such Service or Services has been rendered [permanently] impossible or impracticable by reason of the occurrence of any of the events described in Section 9.1; provided, that such Service Provider has used commercially reasonable efforts not to suspend services as provided in Section 1.9.

(c) Any Service or Services provided hereunder may be terminated in whole, but not in part, by a Service Recipient upon sixty (60) days prior written notice (or such period of time set forth in the applicable Exhibit, if different) to the relevant Service Provider(s) of such Service or Services for any or no reason; provided, that such Service Recipient will be liable for all Transition Costs and Unrecovered Costs in connection with such termination for convenience, in accordance with Section 8.3. Any Termination pursuant to this Section 8.1(c) shall be irrevocable. For the avoidance of doubt, the provisions of this Section 8.1(c) shall not prejudice the rights of Service Recipient with respect to the application of Sections 1.11 or 9.1 hereunder.

Section 8.2 Termination Notices. Any termination notice delivered by any Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated

Section 8.3 Consequences of Termination. In the event that this Agreement is terminated for any reason or a Service is terminated pursuant to the relevant Exhibits or pursuant to Section 8.1(b) or Section 8.1(c):

(a) Upon request, each Party involved in such Service shall return to the other Party all tangible personal property, books and records owned by the other Party and relating to the Services in their possession (other than Confidential Information, which is governed by Section 5.1) as of the relevant termination date.

(b) In the event of any termination, in whole or in part, of any Service pursuant to Section 8.1(a) or Section 8.1(c), Service Recipient shall pay to Service Provider (i) all reasonable Transition Costs as incurred and invoiced on a monthly basis, and (ii) shall continue to pay any Unrecovered Costs in accordance with the same payment schedule as such costs would have been paid if the applicable Services had continued to be provided until their intended expiration date. Invoices for such charges shall be prepared in reasonable detail by the relevant Service Provider and payment shall be due within thirty (30) days after receipt of such invoice.

Section 8.4 Procedures Following Termination. Following any termination of this Agreement or termination of any services each Party hereto will cooperate with the other Party, at the other Party’s expense, as reasonably necessary to avoid disruption of the ordinary course of the other Party’s and its Affiliates’ businesses.

Section 8.5 Survival. Expiration or termination of all or a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such termination; provided, however, that this Agreement shall terminate as between any Service Provider and Service Recipient listed on an Exhibit upon the end of the Term specified in such Exhibit; provided, further, that Section 1.12, Section 4.2, Article V, Article VI, Article VII, Article IX, Article X and any provisions of a Services Agreement that are specified therein as surviving, shall survive the termination of this Agreement. Subject to the foregoing, expiration or termination of the Services for any reason shall not terminate any Parties’ obligation to pay any money owed hereunder up to or as a result of the termination of such Services or obligations and rights arising out of any willful misconduct or gross negligence of any Party occurring prior to such termination or expiration or, including the obligation to pay any money owed hereunder up to or as a result of the termination of such Services.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Force Majeure. None of the Parties shall be responsible for the delay in the performance of any obligation hereunder due to labor disturbances, pandemic, accidents, fires, storms, floods, earthquake, explosion, wars, acts of terrorism, riots, rebellions, insurrections, blockages, strike or labor disruption, acts of governments, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault or negligence of such Party. Upon notice to an Service Recipient by such Service Provider of any of the foregoing events, the affected provisions and obligations of this agreement shall be suspended during the period of such event and, unless otherwise set forth herein to the contrary, no Service Provider or third party shall have any liability to any Service Recipient, its Affiliates or any other person in connection therewith. The time for performance by such Service Provider shall be extended by the period of such delay. If the Service Provider or relevant third party is unable to provide any of the Services due to an event described in this Section 9.1, the Parties hereto shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory and at no incremental cost to the Parties. If the Service Provider or relevant third party is unable to provide any of the Services due to an even described in this Section 9.1, the Service Recipient shall be free to acquire such Services from an alternate source, at the Service Recipient’s sole cost and expense, and without liability to the Service Provider or any relevant third party, for the period and to the extent reasonably necessitated by such non-performance and during the continuation of any agreement entered into with the provider of such Service, and for that period that such Service is provided by an alternate source, the Service Provider or any relevant third party shall have no obligation to provide such Service to the Service Recipient. For the avoidance of doubt, the Service Recipient shall not be obligated to pay the Service Provider or any relevant third party for such Services during the period when the Service Provider or such third party is not providing such Services. Notwithstanding the foregoing, in no event shall any of the Service Recipients be relieved of their payment obligations to the relevant Service Provider for any Services delivered.

Section 9.2 Assignment. Except as otherwise provided in this Agreement, including under Section 1.1, neither this Agreement nor any of the rights, interests or obligations of any Party hereto under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that each Party (a) may assign any of the foregoing to one or more of its Affiliates; provided that no assignment shall relieve the assigning Party of any of its obligations under this Agreement unless agreed to by the non-assigning Party and (b) may assign any of the foregoing to the surviving entity (if not the Party hereto) and/or the ultimate Parent following a Change of Control transaction; provided, that the party to whom this Agreement is assigned in connection with such Change of Control transaction shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no Service Provider or Service Recipient will be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under any Services Agreement, as a result of any such disposition by any Party (or any disposition by any of such Party’s Affiliates). Any assignment or other disposition in violation of the preceding sentence shall be void. Nothing in this Section 9.2 affects the ability of any of the Parties to terminate any of the Services in accordance with the provisions of this Agreement.

Section 9.3 Relationship of the Parties. Each of Remainco and New News Corporation acknowledges that they are separate entities, each of which has entered into this Agreement for independent business reasons. The Service Provider shall be an independent contractor in connection with the performance of Services hereunder for any and all purposes (including federal or state tax purposes), and the employees performing Services in connection herewith shall not be deemed to be employees or agents of the Service Recipient and nothing contained herein shall be deemed to create a joint venture or partnership. None of the Parties is an agent of the other and has any authority to bind any other Party, transact any business in any other Party’s name or on its behalf, or make any promises or representations on behalf of any other Party unless provided for in the Exhibits or agreed to in writing.

Section 9.4 Governing Law and Submission to Jurisdiction. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.5 Entire Agreement. This Agreement and the Exhibits referred to in this Agreement, as such Exhibits may be amended from time to time in accordance with Section 9.13, and the Separation Agreement constitute the entire agreement among the Parties hereto relating to the Services and obligations to be provided by the Parties, and there are no further agreements or understandings, written or oral, among the Parties with respect thereto.

Section 9.6 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to Remainco or any member of the Remainco Group, to:

News Corporation

[Contact Information]

If to New News Corporation or any member of the New News Corporation Group, to:

New News Corporation

[Contact Information]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 9.7 Negotiation and Dispute Resolution. Any disputes among the Parties hereto arising under this Agreement shall be resolved pursuant to the dispute resolution procedures contained Article IX of the Separation Agreement as if such provision applied to the Parties hereto. In the event of any such dispute, the Service Recipient shall continue to pay for the Services, in accordance with Section 1.8, and the Service Provider shall continue to provide the Services in accordance with the terms and conditions of this Agreement (subject to applicable third party contract terms and conditions), pending resolution of such dispute. The obligations of the Parties pursuant to this Section 9.7 shall survive any termination of this Agreement or the Separation Agreement.

Section 9.8 Conflicting Provisions. In the event any provision of the Exhibits or the Separation Agreement conflicts or is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall be controlling unless and to the extent such Exhibit specifically provides to the contrary.

Section 9.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.10 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.12 Further Cooperation. Each Party agrees to cooperate with the other, at any other Party’s reasonable request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 9.13 Amendment and Waiver. This Agreement and the Services Agreements may not be amended or modified except by a writing signed by an authorized signatory of each Party; provided, that the Exhibit to any Services Agreement and the Services and related terms described therein may be amended or modified by a writing signed by an authorized signatory of each Party to such Services Agreement. No waiver by any Party or any breach or default hereunder or under any Services Agreement shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 9.14 Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 9.15 Waiver of Trial By Jury. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.17 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.18 Successors and Assigns. Subject to Section 9.2, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 9.19 Certain Definitions. For purposes of this Agreement:

(a) “404 Audit” has the meaning set forth in Section 7.1.

(b) “Action” means any claim, action, cause of action, dispute, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other.

(c) “Additional Services” has the meaning set forth in Section 1.2.

(d) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having one or more directors or officers in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

(e) “Agreement” has the meaning set forth in the preamble to this Agreement.

(f) “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(g) “Change of Control” shall mean, with respect to any Party, the occurrence of any of the following: (A) acquisition of a majority of the voting power of such Party, directly or indirectly, in a single transaction or series of related transactions, by a person that was not an Affiliate of such Party prior to the date of this Agreement; (B) the merger or consolidation of such Party into or with another entity that was not an Affiliate of such Party prior to the date of this Agreement, with the effect that one or more persons acting in concert together, other than the equityholders of such Party prior to such merger or consolidation, will upon consummation of such merger or consolidation hold a majority of the total voting power of such Party; (C) the merger or consolidation of such Party into or with another entity that was not an Affiliate of such Party prior to the date of this Agreement, or other similar transaction, with the effect that the equityholders of such Party prior to such merger, consolidation or similar transaction, will upon consummation of such merger, consolidation or similar transaction, own, directly or indirectly, capital stock that represents less than 50% of the equity value of the surviving entity; or (D) the acquisition of all or substantially all of the assets of such Party, or a division or business of such Party, by another entity that was not an Affiliate of such Party prior to the date of this Agreement.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Confidential Information” means any information disclosed by a Party to any other Party whether obtained before or after the execution of this Agreement relating to the business, finances, technology or operations of the providing Party relating to this Agreement or the provision or receipt of Services hereunder or under any Exhibit. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding Software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material).

(j) “Contract” means any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(k) “Defaulting Party” has the meaning set forth in Section 8.1(a)(i).

(l) “Effective Date” has the meaning set forth in the preamble.

(m) “Exhibit” has the meaning set forth in Section 1.1(a).

(n) “Group” means the Remainco Group and/or the New News Corporation Group, as the context requires.

(o) “Intellectual Property” means all intellectual property and other similar proprietary rights of every kind and description throughout the world, whether registered or unregistered, including such rights in and to U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, trade names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (ii) patents and patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights; (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) Copyrights; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary rights in Information, and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, application programming interfaces, compilations and data, technology supporting the foregoing, and all documentation and specifications related to any of the foregoing (collectively, “Software”); (vii) domain names, uniform resource locators, and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website; (viii) moral rights and rights of attribution and integrity; (ix) rights of publicity, privacy, and rights to personal information; (x) all rights in the foregoing and in other similar intangible assets; (xi) all applications and registrations for the foregoing; and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(p) “Interest Rate” has the meaning set forth in Section 1.8(a).

(q) “Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder).

(r) “Mixed Contract” has the meaning set forth in the Separation Agreement.

(s) “New News Corporation Group” has the meaning set forth in the Separation Agreement.

(t) “Non-Defaulting Party” has the meaning set forth in Section 8.1(a).

(u) “Party” or “Parties” has the meaning set forth in the preamble.

(v) “Prime Rate” means the rate per annum publicly announced by JPMorgan Chase Bank (or any successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(w) “Privilege” means any privilege, including privileges arising under or related to the attorney-client or attorney work product privileges.

(x) “Related Parties” means, with respect to a Party, its officers, directors and employees and any of its Affiliates or Subsidiaries, and their officers, directors or employees, as well as any agents and subcontractors of a Party or of any of the foregoing.

(y) “Remainco Group” has the meaning set forth in the Separation Agreement.

(z) “Separated Business” has the meaning set forth in the Separation Agreement.

(aa) “Separation” has the meaning set forth in the preamble.

(bb) “Separation Agreement” has the meaning set forth in the preamble.

(cc) “Service Provider” means a Party providing the Services, as set forth in the relevant Exhibits.

(dd) “Service Provider Indemnitees” has the meaning set forth in Section 6.6.

(ee) “Service Provider Systems” has the meaning set forth in Section 5.2(a).

(ff) “Service Recipient” means a Party receiving the Services, as set forth in the relevant Exhibits.

(gg) “Service Recipient Indemnitees” has the meaning set forth in Section 6.7.

(hh) “Service Recipient Payables” has the meaning set forth in Section 1.7.

(ii) “Service Taxes” has the meaning set forth in Section 3.1.

(jj) “Services” has the meaning set forth in Section 1.1(a).

(kk) “Services Agreement” has the meaning set forth in Section 1.1(a).

(ll) “Software” has the meaning set forth in the definition of Intellectual Property.

(mm) “Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(nn) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any governmental entity.

(oo) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(pp) “Term” has the meaning set forth in Section 1.3.

(qq) “Third Party Provider” has the meaning set forth in Section 1.4.

(rr) “Transition Costs” means the reasonable costs incurred by Service Provider in transitioning the performance of Services to Service Recipient in accordance with this Agreement and any other costs, expenses, labor and materials that are proposed and reasonably incurred by Service Provider in winding down the provision of such Service.

(ss) “Unrecovered Costs” means any reasonable costs and charges incurred by the Service Provider primarily relating to the termination of Service as of the termination date of this Agreement, any Services Agreement or of such individual Service, as applicable.

Other capitalized terms have the meaning set forth elsewhere in this Agreement. Any capitalized terms used but not defined in this Agreement have the meaning given to them in the Separation Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

NEWS CORPORATION

By:
Name:
Title:

NEW NEWSCORP LLC

By:
Name:
Title: